Exhibit 10.7

SEPARATION AND CONSULTING AGREEMENT

     Crexendo,   Inc.  (the   "Company")  and  David Rosenvall ("Executive")  enter  into  this  Separation  and  Consulting   Agreement  (this "Agreement") on the 8th day of September, 2011 (the "Effective Date").

W I T N E S S E T H:

     WHEREAS, Executive is employed by the Company as Chief Technology Officer;

     WHEREAS, Executive’s employment as the Chief Technology Officer will cease effective September 15, 2011 (the “Separation Date”);

     WHEREAS, the Company desires to retain Executive as a consultant following the Separation Date;

    WHEREAS, the Company desires to restrict Executive from engaging in competitive activities and actions, enter into a non-disparagement and non-disclosure obligation as well as to clarify ownership of technology, and to compensate Executive for those commitments;

     NOW, THEREFORE, in consideration of the covenants and mutual promises contained in this Agreement, the parties agree as follows:

      1.  Separation Date. On September 15, 2011 (“Separation Date”), Executive’s employment as the Chief Technology Officer with the Company or as an employee of any subsidiary of the Company shall terminate and he will resign as an officer of the Company and any subsidiary of the Company.

     2. Effect on Employment.  Executive’s separation and termination as an employee is a voluntary termination. All rights and benefits conferred as an employee will terminate on the Separation Date or as the benefit agreement may detail.

      3. Consulting Services.

           3.1           Beginning on the Separation Date and ending on September 14, 2013, Executive agrees to cooperate  with the Company in the transition of technology projects of the Company (including but not limited to working on user interface of the telecom division and the web services division, working on web services software including the web store building software of the  Company)  and to  perform  such other  projects and activities (the "Consulting  Services") as may be reasonably requested by  Management of the Company and agreed to by Executive,  which agreement may not be unreasonably withheld by Executive.  The Company and Executive agree that the services envisioned under this Agreement will require no more than 70 hours per month the first year of the Consulting Term and 40 hours per month for the second year of the Consulting Term of Executive’s working time. Nothing contained in this Section 3 shall be deemed to create an employment relationship between the Company and Executive during the
Consulting Period.  In providing the Consulting Services, Executive shall be an independent contractor and shall not have authority to bind the Company with respect to any matter.

           3.2           Executive acknowledges and agrees that, during  the  Consulting Term,  he is not eligible as part of his compensation under this Agreement to participate in any compensation or benefit  programs  offered by the Company to its active employees or insurance plans or other  employee  benefit plans offered from time to time by the Company to its active employees. The Company recognizes that Executive may offer consulting services, or engage in activities not inconsistent with clause 4 herein, to other entities during the Consulting Period, subject to the noncompetition provisions of the Employment Agreement.

           3.3           Payments. In consideration for the Consulting Services to be provided by Executive pursuant to Section 3 of this Agreement the Company agrees to pay Executive the amount of $75,000 per year (the "Payments").  The Payments will be made in equal monthly installments.

           3.4           Receipt of Other Compensation. The Company and Executive agree that, following the Separation Date, Executive is not and will not be due any compensation, including, but not limited to, compensation for unpaid salary (except for amounts unpaid and owing for Executive’s employment with the Company prior to the Separation Date), unpaid bonus, severance and accrued or unused vacation time or vacation pay from the Company or any of its affiliates.

4. Additional Consideration, Restrictions and Obligations

           4.1           Additional Consideration. In consideration of Executive’s agreeing to restrictions contained in this agreement, including non-competition, non-solicitation, non-disclosure, no contest of ownership of technology and non-disparagement, the Company agrees to pay Executive the sum of $150,000.00 within ten days of the execution of this Agreement. This additional consideration is specifically for the obligations and limitations contained in this section.

           4.2         NON COMPETITION/ NON SOLICITATION:    Executive covenants and agrees that during (i)  his  Consulting Term (the term  the term “Consulting Term” shall be defined as the period  of the Consulting Agreement executed contemporaneously with this agreement and commences on September 15, 2011 and terminates on September 14, 2013) with the Company, and  (ii) for a period of one (1) year after the  termination of the Consulting Term  with the Company, Executive will not for any reason, without the prior written consent of the Company, directly or indirectly, whether for his own account or as a stockholder (other than as permitted by Section 4.2.4 below), partner, joint venturer, director, officer, employee, consultant, lender, advisor, and/or agent, of any person, firm, corporation, or other entity:

4.2.1           Engage in Competitive Activities or otherwise associate with businesses that are substantially in competition with the Company or any of its affiliates (in each case for the purposes of this Section 4.2, the term “Company” shall be deemed to include any successor entity to the Company including but not limited to iMergent, Inc. and
NetGateway, Inc.).  Competitive Activities include but are not limited to  (A) engaging in a business which involves (i) sales or any activity whatsoever which pertains to  or otherwise relates  to the provisioning of telecom services, (ii) the establishment or providing of website builder tools, Search Engine Optimization tools, link building tools, paid search tools, conversion rate optimization tools, and web analytic tools or any other product which the Company may now or may during the term of the Consulting Term agreement sell or otherwise provide, (iii) the creation or maintenance of related web sites; (B) soliciting any customer or prospective customer, supplier or vendor of the Company, or any of its affiliates to  purchase or provide any goods or services of the type provided by the Company, as applicable, from anyone other than the Company, or any of its affiliates; and (C) assisting any person or entity in any way to do, or attempt to do, anything prohibited by clause (A) or (B) above; or

4.2.2    Establish any new business that engages in Competitive Activities; or

4.2.3           Solicit, recruit or hire any employees of the Company or any of their affiliates, contractors or persons who have worked or consulted and or acted as an agent or independent contractor for the Company or any of such affiliates during the time Executive was employed by Company and during the Consulting Term, or solicit or encourage any employee of the Company or any of their affiliates to leave the employment of the Company, or any of such affiliates, as applicable.

4.2.4           Notwithstanding anything to the contrary contained in this Section 4.2, the Company hereby agrees that the foregoing covenant shall not be deemed breached by Executive solely as a result of the ownership by Executive of less than an aggregate of 5% of any class of stock of a corporation engaged, directly or indirectly, in Competitive Activities; provided that such stock is listed on a national securities exchange or is quoted on the New York, American or NASDAQ National Market Systems.

4.2.5           Executive hereby declares, acknowledges and agrees that the foregoing time limitations are reasonable and properly required for the adequate protection of the business and the goodwill of the Company.  In the event any time limitation is deemed to be unreasonable by a court of competent jurisdiction, the Executive agrees to the reduction of the time limitation to a period which the court deems reasonable, considering Executive’s execution and delivery of this Agreement has induced the Company to enter into this agreement. Executive further acknowledges and understands that the provisions of this section may limit Executive’s ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and hereby acknowledges that the consideration provided under this agreement is sufficient to justify the restrictions contained in this Agreement. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

4.2.6           The parties acknowledge that in the event of a breach or threatened breach of Sections 4.2.1, 4.2.2 or 4.2.3 above, the Company shall not have an adequate remedy at law.  Accordingly, in the event of any breach or threatened breach of Sections 4.2.1, 4.2.2 or 4.2.3 above, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain Executive and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of Sections 4.2.1, 4.2.2 or 4.2.3 above. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of Sections 4.2.1, 4.2.2 or 4.2.3 above, including the recovery of damages.

4.2.7           Permitted Activities.  Activities not prohibited by this section include any activities or businesses not engaged in by the Company or any of its affiliates during the period of time Executive was employed by the Company, during the Consulting Term, and not engaged in by the Company or any of its affiliates at the termination of the Consulting Term (collectively “Permitted Activities”). The parties agree that Executive providing services as a direct employee for an employer who does not in any manner sell any services to third parties shall not be considered a violation of this Agreement.

4.3 NO CONTEST OF OWNERSHIP OF TECHNOLOGY OR INFORMATION.     All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Executive individually or in conjunction with others, or in an manner used or developed by Company during the time Executive was employed by Company or during the Consulting Term with Company or any of its affiliates which relate to the business, products or services of  Company or its affiliates (including, without limitation, all such information relating to its web building platform, telecom platform, internal processes, corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations), and all correspondence, memoranda, notes, records, data or information, analyses, or other documents (including, without limitation, any computer-generated, computer-stored or electronically-stored materials) of any type embodying any of such items, shall be the sole and exclusive property of Company or its affiliates, as the case may be.

4.4 NON DISCLOSURE.   Executive acknowledges that the businesses of the Company  is highly competitive and that it has developed and owns valuable information which is confidential, unique and specific to the Company (“Proprietary and Confidential Information”) and which includes, without limitation, non-public engineering plans; software development, web building platform, telecom platforms; technical information concerning products, equipment, services and processes and other trade secrets, concepts, ideas, plans, strategies, analyses, surveys and proprietary information related to the past, present or anticipated business of the Company. Proprietary and Confidential Information excludes information which: (a) is now or hereafter becomes generally known or available, through no act or failure to act on Executive’s part; (b) Company gives written permission to Executive to disclose; or (c) disclosure is required by order of Court or operation of law.

4.4.1               Executive further acknowledges that protection of such Proprietary and Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Executive hereby agrees that he will not, at any time during or after his employment or Consulting Period with the Company, disclose to others, permit to be disclosed, use, permit to be used, copy or permit to be copied, any such Proprietary and Confidential Information (whether or not developed by Executive and whether or not received as an employee or consultant) without the prior written consent of the of the Company. Executive further agrees to maintain in confidence any proprietary and confidential information of third parties received or of which he has knowledge as a result of his employment or consultancy. The prohibitions of this Section shall not apply, however, to information in the public domain (but only if the same becomes part of the public domain through means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Executive’s legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Executive shall, to the extent practicable and lawful in any such events, give prior notice to the Company of his intent to disclose any such Proprietary and Confidential Information in such context so as to allow the Company or its affiliates an opportunity (which Executive will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

           4.5 NON-DISPARAGMENT.

4.5.1           At all times  hereafter,  Executive will not disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the  Company or any of its operating  divisions, subsidiaries or affiliates to any person.

                      4.5.2           At all times hereafter, the Company and its officers, directors, employees and agents will not disparage or criticize, orally or in writing, Executive.

5.           ASSIGNMENT AND TRANSFER.  Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.  This Agreement shall inure to the benefit of, and be enforceable by, any purchaser of substantially all of Company’s assets, any corporate successor to the Company or any assignee thereof.

6.         NO INCONSISTENT OBLIGATIONS.  Executive is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his entering into the consulting agreement with the Company.

7.        MISCELLANEOUS.

7.1      Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements between them.

7.2      Amendment.  This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.  Section 4. Shall survive termination of this Agreement.

7.3      Severability.  If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

7.4      Construction.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

7.5      Rights Cumulative.  The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive such party’s right to exercise any or all other rights and remedies.

7.6      Nonwaiver.  No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

7.7      Remedy for Breach.  The parties hereto agree that, in the event of breach or threatened breach of any covenants of Executive, the damage or imminent damage to the value and the goodwill of the Company’s business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate.  Accordingly, the parties hereto agree that the Company shall be entitled to injunctive relief against Executive in the event of any breach or threatened breach of any of such provisions by Executive, in addition to any other relief (including damages) available to the Company under this Agreement or under law.  This Agreement shall be governed under the laws of the State of Utah and any action to enforce this Agreement must be commenced within the State of Utah in Salt Lake County.

7.8      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent electronically by email (with acknowledgement of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:
1651 South 52nd Street
Tempe, AZ 85281
Electronically to Jeffrey Korn, chief legal officer at Jkorn@crexendo.com
Telephone No.   (886) 621-1111

If to Executive, to:

Telephone No. (   )

7.9      Assistance in Litigation.  Executive shall, during the Consulting Term and after termination, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation which it or any of its subsidiaries or affiliates is, or may become, a party.  After the termination of his Consulting Term, any such reasonable assistance will take into account Executive’s schedule and commitments.  Executive will be reimbursed for all out-of-pocket expenses incurred in connection any such assistance.

7.10      Execution.  This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

Crexendo, Inc.		EXECUTIVE

By:	/s/ Jeffrey G. Korn	/s/ David Rosenvall
Name: Jeffrey G. Korn		Individual
Title: Corporate Secretary/ SVP